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                                                                     EXHIBIT 11.

MICROSOFT CORPORATION
COMPUTATION OF EARNINGS PER SHARE
(In millions, except earnings per share)

                                                             Three Months Ended
                                                                September 30,
                                                             ------------------
                                                               1993      1994
                                                             --------  --------
Weighted average number of common shares outstanding(1)        566       581
Common stock equivalents from outstanding stock options(1)      40        41
                                                              ----      ----
Average common and common stock equivalents outstanding(1)     606       622
                                                              ====      ====

Net income                                                    $239      $316
                                                              ====      ====

Earnings per share(1)(2)                                     $0.39     $0.51
                                                             =====     =====

(1) Share and per share amounts for the three months ended September 30, 1993 have been restated to reflect a two-for-one stock split in May 1994.

(2) Fully diluted earnings per share have not been presented because the effects are not material.

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